Mutual Fund Variable Annuity Trust

                            Answering Machine Message


Hello, this is ______________________ from D.F. King & Co. calling on behalf of AIG SunAmerica Life Assurance Company and First SunAmerica Life Insurance Company in connection with your contract values allocated to the Money Market Portfolio of Mutual Fund Variable Annuity Trust. You should have received material in the mail concerning the Special Meeting of Shareholders scheduled to be held on Monday, December 1, 2003.


At your earliest convenience, please sign, date and return the Voting Instruction Card in the envelope provided or follow the instructions provided on the new voting instruction card we recently mailed to you in order to vote by telephone. If you have any questions or need proxy materials please call (800) 628-8510.

Thank you for your consideration.

                            Money Market Portfolio of
                       Mutual Fund Variable Annuity Trust



Hello, this is ______________________ from D.F. King & Co. calling on behalf of the life insurance companies, AIG SunAmerica Life Assurance Company and First SunAmerica Life Insurance Company, in connection with your contract values allocated to the Money Market Portfolio of Mutual Fund Variable Annuity Trust. May I please speak to _________________________?


The Board of Trustees of the Money Market Portfolio mailed a Prospectus/Proxy Statement, dated September 22, 2003, that requires your attention. I'm calling to find out if you received these materials. May I have a moment of your time?

         Have you received the proxy materials in the mail?


         (check mailing address if the response is "no". End telephone call with "We will mail you a copy of the proxy materials and, if it is convenient, we will follow up with you in about a week.")


         Are you familiar with the proposal? May I assist you with any questions?

         (see Q&A attached)

Although the Boards of Trustees of MFVAT and SunAmerica Series Trust have approved the Acquisition, your voting instructions are important. Please take the time today to mail us your signed, dated and completed voting instruction card or follow the instructions provided on the new voting instruction card we recently mailed to you in order to vote by telephone.


I can also take your voting instructions over the telephone on a recorded line if you'd like. Would that be okay with you?

Here is how we will proceed. I will record this phone call. I will ask you for your name, your address and the last 4 digits of your social security number (or Tax Identification Number if contract values are registered to an entity), and then I will confirm that you have received the Prospectus/Proxy Statement and related materials. Then I will take your voting instructions. Within 72 hours, you will be mailed a letter confirming your voting instructions, with instructions on how to make any changes you wish. Are you ready?

Begin the Vote

At this time, I'll begin recording the call. First, I'll reintroduce myself. My name is __________, calling from D.F. King & Co. on behalf of the life insurance companies, AIG SunAmerica Life Assurance Company and First SunAmerica Life Insurance Company, in connection with your contract values allocated to the Money Market Portfolio of Mutual Fund Variable Annuity Trust. Today's date is __________ and the time is __________.

May I please have your full name? (If the contract owner is an entity, may I please have your title?) Can you confirm that you are authorized to provide voting instructions for the contract values allocated to the Money Market Portfolio?

May I please have your address?

May I have the last 4 digits of your social security number? (If contract owner is an entity, ask for Tax Identification Number)

Have you received the proxy materials?


Actual Voting

The MFVAT Board of Trustees, on behalf of the Money Market Portfolio, unanimously recommends that you give voting instructions in favor of the proposal. Would you like to vote in favor of the proposal as the Board has recommended?

Closing

I have recorded your voting instructions. You have voted _____________. Is that correct? Your voting instructions will be forwarded to your life insurance company, who is a record shareholder of the Money Market Portfolio.

In the next 72 hours, we will mail you a letter by first class mail confirming your vote. If you wish to change your vote for any reason, please call us at the phone number listed in the letter. Thank you for your time.


Thank you for your time and have a good day.

                           Frequently Asked Questions

Q:       Why is the Acquisition being proposed?

         The Money Market Portfolio is a small fund without prospects for growth; therefore, it is not expected that it can be managed on a cost-effective basis in the future. The Acquisition is intended to provide you with an investment alternative with a competitive expense level. After considering a variety of other factors, including past performance of the Cash Management Portfolio and the Money Market Portfolio, similarity of investment objectives and policies and the absence of any dilution or adverse tax consequences to Contract owners with values allocated to the Money Market Portfolio, the MFVAT Board of Trustees approved the Acquisition and unanimously recommends that you give voting instructions in favor of the proposal.

Q:       If the Acquisition is approved, what will happen?

         If the Acquisition is approved by the shareholders of the Money Market Portfolio, the Money Market Portfolio (a series of Mutual Fund Variable Annuity Trust) would transfer substantially all of its assets and liabilities to the Cash Management Portfolio (a series of SunAmerica Series Trust) in exchange for Class 1 shares of the Cash Management Portfolio. Shares of the Money Market Portfolio (which are held in separate accounts of AIG SunAmerica Life Assurance Company or First SunAmerica Life Insurance Company) would be redeemed and exchanged for Class 1 shares of the Cash Management Portfolio. The Money Market Portfolio would then be liquidated. After the Acquisition is completed, your contract values will be allocated to a sub-account that owns Class 1 shares in the Cash Management Portfolio with the same total value as the Money Market Portfolio shares it owned immediately before the Acquisition is completed. The Acquisition is scheduled to be completed on December 5, 2003.

Q: What will be the effect on the investment strategies associated with my investment if the proposed changes are approved?

         These two Portfolios have substantially identical investment objectives and principal investment strategies, except that the Cash Management Portfolio does not attempt to maintain a stable per-share net asset value. However, the Cash Management Portfolio's investment in municipal obligations and the Money Market Portfolio's investment in asset-backed securities are differences in investment strategies that may at times become material differences.

Q:       How will fees and expenses be affected?

         The Money Market Portfolio's Total Annual Portfolio Operating Expenses is 0.55%, including voluntary fee waivers and reimbursements by JPMorgan Chase

         Bank and other service providers. The Total Annual Portfolio Operating Expenses of the Cash Management Portfolio are 0.52%. Although the Cash Management Portfolio has a higher Management Fee (0.48% versus 0.25%), the assets in the SAST Cash Management Fund are significant enough that the Other Expenses are significantly lower than those of the Money Market Portfolio (0.04% versus 2.30%- although the Money Market Portfolio's Total Annual Portfolio Operating Expenses are capped at 0.55%). The Money Market Portfolio's voluntary fee waivers and reimbursements may be terminated at any time.

Q:       Will there be any change in who manages the investment portfolio?

         Yes, AIG SunAmerica Asset Management Corp. (SAAMCo), which currently serves as investment adviser and manager of the Cash Management Portfolio (and other Portfolios of SAST), will continue as investment adviser and manager of the Cash Management Portfolio after the Acquisition is completed. SAAMCo selects the Cash Management Portfolio's sub-adviser, provides various administrative services and supervises the daily business affairs of the Cash Management Portfolio. SAAMCo was organized in 1982 under the laws of Delaware and managed, advised or administered assets in excess of $31 billion as of December 31, 2002. SAAMCo is located at Harborside Financial Center, 3200 Plaza 5, Jersey City, NJ 07311-4992.

         SAAMCo currently has a sub-advisory agreement with Banc of America Capital Management, LLC (BACAP). BACAP serves as the subadviser for the Cash Management Portfolio. BACAP is located at One Bank of America Plaza, Charlotte, NC 28255. BACAP manages money for corporations, endowments and foundations, public funds/municipalities and individuals. As of December 31, 2002, BACAP and its affiliates had over $310 billion in assets under management.

Q:       Who will pay for the Acquisition?

         The costs and expenses associated with the Acquisition, including costs of soliciting proxies, will be borne by AIG SunAmerica Life Assurance Company, First SunAmerica Life Insurance Company and JPMorgan Chase and not by either the Money Market Portfolio or the Cash Management Portfolio (or the contract owners with values allocated to either portfolio.)

Q:       How will accountholder services change?

         There will be no change to your accountholder services. AIG SunAmerica has been and will continue to be your servicing agent.

Q: What if I do not give voting instructions or give instructions to vote against the Acquisition, yet approval of the Acquisition is obtained?

         Your shares of the Money Market Portfolio (which are held in separate accounts of AIG SunAmerica Life Assurance Company or First SunAmerica Life Insurance Company) would be exchanged and redeemed for Class 1 shares of the Cash Management Portfolio.


Q:       What do I need to do?


         Please read the Prospectus/Proxy Statement, dated September 22, 2003, which was mailed to you and please give voting instructions. Your voting instructions are important! Accordingly, please sign, date and mail the voting instruction card promptly in the enclosed return envelope as soon as possible after reviewing the Prospectus/Proxy Statement or follow the instructions provided on the new voting instruction card in order to "vote" by telephone.

Q:       May I attend the Meeting in person?

         Yes, you may attend the Meeting in person. If you complete a voting instruction card or voted by telephone and subsequently attend the Meeting, your card or telephone voting instructions may be revoked. Therefore, to ensure your card or telephone voting instructions are counted, I urge you to mail us your signed, dated and completed voting instruction card or follow the instructions provided on the new voting instruction card in order to "vote" by telephone even if you plan to attend the Meeting.